SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2013

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 29, 2013, AtriCure, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Sixth Loan Modification Agreement (the “Loan Modification Agreement”) and an Export-Import Bank Fourth Loan Modification Agreement (the “Ex-Im Agreement” and, collectively with the Loan Modification Agreement, the “Modification Agreements”) which set forth certain amendments to the Company’s credit facility with the Bank.

The Modification Agreements provide for (i) a change in the applicable borrowing rate on the revolving credit facility from 0.25% to 1.25% above the prime rate based on the Company’s Liquidity Ratio to the prime rate during a Streamline Period and prime plus 1.25% during a Non-Streamline Period, (ii) a reduction in the collateral handling fee on the revolving credit facility, (iii) a reduction in the fixed interest rate on the term loan from 6.75% to 4.75% and (iv) modifications to the Liquidity Ratio and EBITDA financial covenants.

The foregoing description of the Modification Agreements is qualified in its entirety by the full text of the Loan Modification Agreement and the Ex-Im Agreement as attached to and filed with this Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description

10.1	Sixth Loan Modification Agreement between Silicon Valley Bank and AtriCure, Inc. dated March 29, 2013

10.2	Export-Import Bank Fourth Loan Modification Agreement between Silicon Valley Bank and AtriCure, Inc. dated March 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRICURE, INC.

Date: March 29, 2013	By:	/s/ M. Andrew Wade
M. Andrew Wade Vice President and Chief Financial Officer

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